Exhibit 10.1

AMENDMENT NO. 2 TO
 AMENDED AND RESTATED SEVERANCE AGREEMENT

     AMENDMENT NO. 2 (the “Amendment”), dated as of June 18, 2010, to that certain AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) by and between Enzon Pharmaceuticals, Inc. (the “Company”) and Ralph del Campo (“Executive”) dated as of May 7, 2004, as further amended by AMENDMENT NO. 1 thereto, dated as of November 6, 2007 (the Amended and Restated Severance Agreement collectively with Amendment No. 1 thereto, the “Agreement”).

     The undersigned parties hereby desire to amend the Agreement in the manner set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Paragraph C of the “Background” Section of the Agreement is hereby amended by replacing the words “S.V.P., Operations” with the words “Chief Operating Officer and Principal Executive Officer.”

2. The Agreement is hereby amended by inserting, immediately after Section 2, the following new Section 2A:

2A. Severance upon Termination without Cause or Termination by Executive for Good Reason other than with Change in Control. Subject to the limitation set forth in Section 4 hereof, in the event: (a) the Company terminates Executive’s employment without Cause, or Executive resigns for Good Reason; and (b) Section 2 hereof does not apply:

      (a) Executive shall receive his Base Salary through the date of termination;

      (b) Executive shall receive a pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

      (c) Executive shall receive cash payments equal to the sum of the following: (i) his Base Salary at the time of such termination and (ii) the Target Bonus (based on the Base Salary immediately prior to such termination) for the fiscal year in which such termination occurs;

      (d) in the event the termination without Cause or resignation for Good Reason occurs prior to the six (6) month anniversary of this Amendment, then, in addition to the above, Executive shall receive a cash payment equal to one-twelfth

(1/12) of the amount of the payment referenced in subsection 2A(b), above, multiplied by 6 minus the number of full months Executive has been employed by the Company after the effective date of this Amendment. Thus, for example, if the termination without Cause or Resignation for Good Reason occurs after 2 full months have elapsed from the date of the signing of this Amendment, the additional payment under this subsection 2A(d) shall equal the amount of the payment referenced in subsection 2A(b) above times 4/12;

      (e) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive’s termination;

      (f) if Executive and Executive’s Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium costs for medical and dental coverage under COBRA for Executive and Executive’s Family Members for a period of eighteen (18) months; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and Executive’s Family Members become eligible to obtain comparable benefits from a subsequent employer; and

      (g) the Company shall provide Executive outplacement assistance as determined by the Company in its discretion.

3. Section 7 of the Agreement is hereby amended by deleting subsection (a) in its entirety and inserting in lieu thereof the following:

“Base Salary” means Executive’s annual base salary. Effective February 22, 2010, for all services rendered by Executive to the Company during Executive’s employment with the Company, the Company shall pay Executive Base Salary at the annual rate of Four Hundred Sixty Two Thousand Eight Hundred Eighty Five dollars ($462,885), payable biweekly in arrears and subject to all applicable taxes, withholdings and other deductions.

4. Section 7 of the Agreement is hereby amended by deleting subsection (e) in its entirety and inserting in lieu thereof the following:

“Target Bonus” means: (i) the performance based cash bonus as determined under the Company’s bonus plan for management (and any successor bonus plan covering management) (the “Annual Performance Bonus”); and (ii) with respect to fiscal year 2010, an additional bonus that Executive shall be eligible to earn based on company transformational metrics as determined and measured within the sole discretion of the Board or the Compensation Committee of the Board (the “Transformational Bonus”). The amount of Executive’s Annual Performance Bonus shall be determined by the Board in its discretion following consultation between the Chief Executive Officer and Executive prior to, or within sixty (60) days after the commencement of, each fiscal year. The target for the Annual Performance Bonus shall be sixty percent (60%) of Base Salary. The actual amount of the Annual Performance Bonus, if any, shall be determined within the sole discretion of the Board or Compensation Committee and may be greater than or lower than the target. The Annual Performance Bonus shall not exceed one hundred twenty percent (120%) of Base Salary. The target for the Transformational Bonus shall be sixty percent (60%) of Base Salary. The actual amount of the Transformational Bonus, if any, shall be determined within the sole discretion of the Board or Compensation Committee and may be greater than or lower than the target. The Transformational Bonus shall not exceed one hundred twenty percent (120%) of Base Salary.

5. Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and will remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RALPH DEL CAMPO	ENZON PHARMACEUTICALS, INC.

/s/ Ralph del Campo	By: /s/ Rolf Classon

Name: Ralph del Campo	Name: Rolf Classon
Title: Chief Operating Officer	Title: Chairman, Compensation Committee
of the Board